Exhibit 10.1

                      Abstract of Limited Liability Company
                               Operating Agreement
                           BioMedical Diagnostics LLC
                   (November 4, 1998 as amended July 25, 1999)


         Parties: BioTherapies Incorporated, a Michigan corporation, residing at 5692 Plymouth Road, Ann Harbor, MI 48103 (ABiotherapies@). BioLabs, Inc., a New York corporation (the ACompany@ or ABioLabs@) and BioMedical Diagnostic, LLC, a Michigan Limited Liability Company (the AJV@). Biotherapies and BioLabs and the Members of the JV.

         Purposes: The primary purposes of the JV are to develop, manufacture, market and sell and distribute the Mammastatin Serum Assay and other diagnostic tools on an exclusive worldwide basis. Term: The JV is to exist until there has been an unremedied breach by either party, or in certain bankruptcy events not called within 180 days of occurrence. Upon any termination event the Members are obligated to agree pursuant to good faith business negotiations for the purchase by either Member of the entire interest in the JV of the other Member.

         Fiscal year. The JV's fiscal year is the calendar year.

         Capital Contributions. Each Member is required to make capital contributions on a 50:50 basis. In addition, BioLabs is required to make capital contributions in the amount of $1,500,000. Biotherapies has granted to the JV, as its capital contribution, a exclusive non-assignable, non-sublicensable royalty free worldwide sublicense to use all of Biotherapies right, title and interest to the development, manufacturing, marketing and sale of the Mammastatin Serum Assay being developed pursuant to a License Agreement with the University of Michigan. The JV is obligated to pay the University of Michigan 4% of the net sales for all products sold by the JV. The value of the license contributed by Biotherapies is deemed to be $1,500,000.

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         Additional  Commitments.  BioLabs is  obligated  to pay  $1,000,000  in installments, and an additional $2,500,000 within 14 days after the date the shares of the Common Stock of BioLabs are first quoted on the OTC Bulletin Board or the NASDAQ Small Cap market or the date the JV achieving a specified milestone, to wit a completed clinical trial, with certain regulatory approvals. The conditions and timing for payment of the $2,500,000 have been modified by amendment date July 25, 1999, requiring $500,000 to be paid on Friday, August 6, 1999, $1,000,000 within 60 days of completion of certain diagnostic clinical trials and $1,000,000 within 30 days of the JV achieving $100,000 in gross revenues. In the event BioLabs shall default on its scheduled payments to the JV or to Biotherapies, the equity position of BioLabs as a Member of the JV will be reduced by dividing the amount paid by BioLabs by $10,000,000. The Company will have 180 days to remedy that default and return to a 50% ownership position in the JV. The Company has also agreed not to interfere in any other company, organization, or legal entity investing in Biotherapies and will not require renumeration from any investment or other business relationship between such entities and Biotherapies.

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         Biotherapies, in addition to its capital contributions,  is required to promptly notify the Company in writing or any other opportunities for the development of additional products to use commercial reasonable efforts to provide for the appointment of a Company nominee to the Board of Directors for Biotherapies. Biotherapies is also obligated to give written notice of any sale or dispositions of shares of stock of Biotherapies.

         Cash Flow. The JV is required to make distribution out of operating cash flow to the members in accordance with the membership participating percentages currently 50% - 50%. No member is entitled to return its investment amount or any interest thereon.

         Member Interests. Members interests are not permitted to be transferred except on notice and right of first refusal of the non-selling member to purchase the transferring Member's interest. A member may assign its right to receive distributions from the Company.

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        Management. The business of the JV managed by four managers, two of whom are appointed by Biotherapies and two appointed by BioLabs. The President of Biotherapies resolves any determination on which the four managers are divided.

         Product Development. The JV shall undertake the development of the Mammastatin Serum Assay as the managers may from time to time determine. The JV is required to obtain all regulatory approvals commercially necessary or desirable for the distribution of its products.

         Representations and Warranties. Each party represents and warrants to the other the authority to enter into the JV Agreement, lack of necessity for any regulatory or other third party consent, absence of litigation, and related matters.

         Dispute Resolution. If any controversy, claim or distribution arises out of or relates to the JV agreement, as amended, the Members are obligated to use their best efforts to resolve the disputes through good faith business negotiations, prior to the institution of any mediation procedure or litigation.





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